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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 6th day of July, 1998, by and between COMPDENT CORPORATION, a Delaware corporation (the "Company") and BRUCE A. MITCHELL (the "Employee").

                     I. STATEMENT OF BACKGROUND INFORMATION

         The Employee has been an officer and a key employee of the Company and the parties desire to ensure that the Employee's expertise, knowledge and experience will continue to be available to the Company in providing full-service dental benefits and offering network-based dental care, reduced fee-for-service, third party administration and dental practice management (the "Business").

                           II. STATEMENT OF AGREEMENT

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the parties hereto hereby agree as follows:

1. Employment. The Company hereby employs Employee in the position of Executive Vice President and General Counsel of the Company and/or such other position(s) as determined by the Board of Directors or its designees and consistent with the Employee's general area of experience, knowledge and skill, and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of Sections 6, 7 and 8 of this Agreement, "employment" shall mean any period of time during the term hereof which the Company is paying the Employee salary or wages. By execution of this Agreement, the parties hereby: (a) terminate, as of the date hereof, that certain Employment Agreement between the Company and Employee dated February 1, 1996 (the "Prior Employment Agreement") and (b) acknowledge and agree that no provisions of the Prior Employment Agreement shall survive the execution and delivery of this Agreement.

2. Duties of Employee. Employee agrees to perform and discharge the duties which may be assigned to Employee from time to time by the Company's Board of Directors or its designees and consistent with the Employee's general area of experience, knowledge and skill. Employee also agrees to materially comply with all of the Company's material policies, standards and regulations and to follow the reasonable instructions and directives of Employee's superiors within the Company, as promulgated by the Board of Directors or its designees. Employee will devote his full professional and business related time, skills and commercially reasonable efforts to the Business and Employee will not, during the term of this Agreement, be engaged (whether or not


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         during normal business hours) in any other business or professional activity (excluding reasonable and appropriate charitable activities), whether or not such activity is pursued for gain, profit or other pecuniary advantage without the prior written consent of the Chief Executive Officer of the Company, which consent will not be unreasonably withheld.

3. Term. The term of this Agreement will be for a period commencing on the date hereof and expiring on the later of the fifth anniversary of such date or, if there is a Change in Control (as defined herein) before such fifth anniversary date, the date which is 25 months following any Change in Control, subject to earlier termination as provided for in
         Section 4 below.

4.       Termination.

                  (a) By the Company. Notwithstanding anything contained in
         Section 3 to the contrary, the Company may terminate this Agreement and all of its obligations hereunder immediately if any of the following events (any of which shall constitute "cause" for purposes of this Agreement) occur:

                  (i) Employee (A) materially breaches any of the terms or conditions set forth in Sections 6, 7 or 8 of this Agreement including, without limitation, the failure to use commercially reasonable efforts in the performance of duties assigned to the Employee on a full time basis, or (B) materially breaches any of the other terms and conditions set forth in this Agreement and fails to cure such breach within twenty days after Employee's receipt from the Company of written notice of such breach, which notice shall describe in reasonable detail the basis for the Company's belief that Employee is in breach hereof;

                  (ii) Employee commits any act in bad faith materially detrimental to the business or reputation of the Company;

                  (iii) Employee is convicted of any crime involving fraud, deceit or moral turpitude or Employee intentionally engages in dishonest or illegal activities that have a material adverse effect upon the business or reputation of the Company; or

                  (iv) Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform Employee's duties under this Agreement. For purposes of this Agreement, Employee shall be deemed to be mentally or physically incapacitated or disabled so as to be unable to perform his duties if and to the extent he becomes permanently disabled under the Company's long-term disability policy then in effect.

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         The Company may also terminate the Employee's employment, upon reasonable written notice to the Employee, at any time subject to the fulfillment of the Company's obligations under this Agreement and such termination by the Company for any other reason shall be deemed termination "without cause."

                  (b) By Employee. The Employee may terminate this Agreement:

                  (i) if the Company materially breaches any of the terms or conditions set forth in this Agreement and fails to cure its breach within twenty days after its receipt from Employee of written notice of such breach, which notice describes in reasonable detail Employee's belief that the Company is in breach hereof; or

                  (ii) for "good reason" (as herein defined) at any time during the two-year period following a Change in Control upon written notice to the Company.

         The Employee may also resign and terminate his employment on reasonable written notice at any time and such termination by Employee for any other reason (other than as provided in Sections 4(b)(i) or (ii)) and in such event, the Employee shall receive no severance benefits under this Agreement as a result of such termination.

                  (c) Certain definitions.

                  (i) For purposes of this Agreement, "good reason" shall mean the following:



                      (A) any material diminution of the Employee's duties or a reassignment of the Employee to a position not consistent with the Employee's general area of knowledge, experience and skills, or the assignment of substantial additional responsibilities to the Employee;

                      (B) any material diminution of the Employee's compensation or a material diminution of the Employee's bonus, long-term incentives, employee benefits or perquisites as in effect immediately preceding the Change in Control;

                      (C) any relocation of Employee's principal place of employment to more than 35 miles from the principal place of employment immediately preceding the Change in Control;

                      (D) any material increase in Employee's travel obligations;

                      (E) any failure of any successors to the Company to assume this agreement; or

                      (F) any breach of this Agreement by the Company not cured within ten

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                           days after its receipt of notice from Employee of
                           such breach (in the event of such a breach and a termination of this Agreement by Employee following a Change in Control, such termination shall be deemed to have occurred under this Section 4(c)(i)(F) and not under Section 4(b)(i) of this Agreement).

                  (ii) For purposes of this Agreement, "Change in Control" shall mean any of the following events:

                       (A) the direct or indirect beneficial ownership (within
                           the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Regulation 13D thereof) of a majority of the outstanding common stock of the Company is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act);

                       (B) a change of stock ownership of the Company of a
                           nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act, and any successor Item of a similar nature;

                       (C) the acquisition of beneficial ownership, directly or
                           indirectly, by any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of securities of the Company representing 25 percent or more of the voting power of the then outstanding securities of the Company;

                       (D) the stockholders of the Company shall approve
                           (provided, however, if the transaction approved by the stockholders is subsequently terminated, and the Employee is still employed by the Company at the termination of the transaction, then no "Change in Control" shall be deemed to have taken place): (1) any consolidation, merger, share exchange or other extraordinary transaction related to the Company where the stockholders of the Company, immediately prior to the consolidation, merger, share exchange or other extraordinary transaction would not, immediately after the consolidation, merger, share exchange or other extraordinary transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50 percent of the voting securities of the corporation issuing cash or securities in the consolidation, merger, share exchange or other extraordinary transaction (or of its ultimate parent corporation, if any), (2) any lease, exchange, mortgage or other transfer (in one transaction or

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                           series of transactions contemplated or arranged by
                           any party as a single plan) of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole), or (3) any plan or proposal for the liquidation or dissolution of the Company; or

                       (E) the following individuals cease for any reason to
                           constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

                  (iii) For purposes of this Agreement, "termination of employment," "termination of Employee" and "termination of this Agreement" shall have the same meaning unless otherwise agreed to in writing by the parties hereto.

                  (d) Severance Payments.

                  (i) In the event of termination of the Employee by the Company without cause or termination by Employee pursuant to Section 4(b)(i) hereof, the Company shall: (A) pay to Employee an amount equal to two times the Employee's annual salary in effect at the time of the termination (not giving effect to any salary reduction giving rise to such termination) and (B) either continue the Employee's health (medical and dental) insurance as provided in Section 5(c) for two years following the date of such termination to the extent permitted under applicable law and the Company's group health insurance policies or reimburse the Employee for his cost for comparable coverage to the extent such coverage cannot be provided under such policies. Such severance pay shall be payable in equal monthly installments over the two-year period beginning on the date of termination of this Agreement and shall be subject to tax withholding to the extent required under applicable law. Notwithstanding anything herein to the contrary, the Company shall not be required to continue to provide Employee with health benefits under this paragraph if Employee becomes entitled to receive benefits substantially similar to those which Employee otherwise would have been entitled to receive hereunder. This severance pay and continuation of health benefits contemplated by this paragraph are agreed by the parties hereto to be in full satisfaction and compromise of any claim arising out of any termination of Employee's employment without cause or pursuant to Section 4(b)(i).

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                  (ii) Notwithstanding anything herein to the contrary, in the event of termination of the Employee by the Company without cause within the two-year period following a Change in Control or termination by Employee under Section 4(b)(i) or (ii) of this Agreement, then in lieu of the severance pay and benefit continuation provided in Section 4(d)(i) above, the Company shall: (A) pay to Employee an amount equal to two and one-half times the Employee's annual salary in effect at the time of the termination (not giving effect to any salary reduction giving rise to such termination) plus two and one-half times the greater of (1) the average bonus received by the Employee for the three fiscal years preceding such termination (or such shorter time if the Employee has been employed by the Company for less than three years) or
         (2) the bonus earned by Employee for the most recently ended fiscal year, (B) either continue the Employee's health (medical and dental) insurance as provided in Section 5(c) for two and one-half years following the date of such termination to the extent permitted under applicable law and the Company's group health insurance policies or reimburse the Employee for his cost for comparable coverage to the extent such coverage cannot be provided under such policies and (C) pay to Employee the prorated portion of the greater of (1) the average bonus received by the Employee for the three fiscal years preceding such termination (or such shorter time if Employee has been employed by the Company for less than three years) or (2) the bonus earned by Employee for the most recently ended fiscal year. Such severance pay shall be payable in equal monthly installments over the two and one-half year period beginning on the date of termination of this Agreement and shall be subject to tax withholding to the extent required under applicable law. Notwithstanding anything herein to the contrary, the Company shall not be required to continue to provide Employee with health benefits under this paragraph if Employee becomes entitled to receive benefits substantially similar to those which Employee otherwise would have been entitled to receive hereunder. Notwithstanding anything herein to the contrary, the Company shall not be required to pay any amount (the "Excess Amount") that, upon advice of the Company's independent tax advisor or counsel, would be in excess of 2.99 times Employee's Base Amount, as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and, therefore, would trigger the tax (the "Excise Tax") imposed by Section 4999 of the Code, unless Employee agrees to be bound by the noncompetition provisions of Section 7 hereof for one additional year following the termination. Payment of the Excess Amount shall be consideration for the Employee agreeing to be bound by such noncompetition provision for such additional year. Election by the Employee to receive the Excess Amount and to be bound by the noncompetition provision shall be given in writing to the Company not later than five days after the date on which the Company notifies Employee in writing that an Excess Amount may be payable absent such agreement, and, upon receipt of such notice, the Company shall be obligated to pay the Excess Amount to Employee.

                  (e) Gross-Up. If any payment or other benefit (a "Termination Payment") received or to be received by Employee in connection with a Change in Control event

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         (whether or not this Agreement is terminated) or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, with any person whose actions result in a Change in Control event or with any person affiliated with the Company or such person) is or will be subject to the Excise Tax, the Company shall pay to Employee a Gross-Up Payment
         (as herein defined) to the extent provided by the second paragraph of this Section 4(e), provided Employee agrees to be bound by the noncompetition provisions imposed by Section 7 as extended by Section 4(d)(ii) and/or Section 4(f).

                  A Gross-Up Payment shall be payable pursuant to this Section 4(e) on and subject to the following terms and conditions:

                  (i) At the time the applicable Termination Payment is made, an additional amount (the "Gross-Up Payment") shall be paid by the Company such that the net amount retained by Employee, after deduction of any Excise Tax on such Termination Payment and any federal, state and local income tax, employment tax and Excise Tax on the Gross-Up Payment, shall be equal to the amount or value of such Termination Payment. For purposes of determining whether any such Termination Payment will be subject to the Excise Tax, all Termination Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as being subject to the Excise Tax, unless in the opinion of tax counsel reasonably acceptable to Employee and selected by the accounting firm which, immediately prior to the Change in Control event, was the Company's independent auditors, such payments (in whole or in part) do not constitute "parachute payments" within the meaning of Section 280G of the Code or represent reasonable compensation for services actually rendered in excess of the "base amount" allocable to such reasonable compensation. The full amount of the Gross-Up Payment shall be treated as being subject to the Excise Tax. The value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                  (ii) For purposes of determining the amount of any Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Termination Payment or Gross-Up Payment is made, and shall be deemed to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the date the applicable Termination Payment or Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

                  (iii) If the Excise Tax or income tax payable with respect to a Gross-Up Payment as finally determined exceeds the amount taken into account or paid to Employee at the time the applicable Termination Payment or Gross-Up Payment is

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         made (including by reason of any payment the existence or amount of which cannot be determined at the time of the applicable Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined.

                  (f) Consulting Agreement. If this Agreement is terminated after a Change in Control and prior to the third anniversary of such Change in Control, Employee shall be entitled to receive payments in the amount of $200,000 annually for the Extended Period (as herein defined), provided that Employee (i) agrees to make himself reasonably available to provide up to 600 hours (an aggregate of 1,500 hours for the Extended Period (as herein defined)) of consulting services (the "Consulting Services") per year during the Extended Period and (ii) agrees to be bound by the noncompetition provisions of Section 7 of this Agreement for the Extended Period. For purposes of this paragraph, the Extended Period shall mean the two and one-half year period beginning on the date of termination of this Agreement. Amounts payable pursuant to this Section 4(f) shall be paid in equal monthly installments. It is acknowledged and agreed that the above Consulting Services shall not unreasonably interfere with other employment and/or service activities in which Employee may engage. Employee shall be reasonably free to arrange his own time, pursuits, and work schedule and will not be required to unreasonably observe any routine or requirement as to working hours. It is acknowledged that the purpose and intent of these Consulting Services is to assure the Company of Employee's ability to impart his knowledge and experience in the business of the Company and industry generally to the Company and its personnel.

                  In addition to the fees being paid above, Employee shall be entitled to reimbursement of all reasonable expenses incurred in rendering of said Consulting Services.

                  (g) Security Obligation. The Company shall establish and fund, not later than 30 days prior to the consummation of a Change in Control, a grantor trust in an amount sufficient to satisfy the Company's obligations under Sections 4(d), (e) and (f). If the Company fails to fund such trust within such thirty day period, the entire amount of the Company's severance obligations to the Employee will accelerate and become immediately due and payable.

                  (h) Outplacement Services. If, pursuant to or within 24 months following a

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         Change in Control, Employee terminates this Agreement pursuant to
         Sections 4(b)(i) or 4(b)(ii) or the Company terminates this Agreement without cause, the Company shall provide Employee with the services of an outplacement firm for a period of one year from the date of such termination.

5.       Compensation and Benefits.

                  (a) Annual Salary. For all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of at least two hundred thousand dollars ($200,000) per annum in equal monthly installments, or a greater amount as determined by the Board of Directors of the Company.

                  (b) Annual Bonus Payment. Upon completion of each fiscal year and as determined by the Board of Directors of the Company, Employee shall be eligible to receive a bonus ("Bonus") in accordance with any bonus plan then in effect for executives of the Company of equivalent position and title, provided Employee is employed by the Company at the end of such fiscal year. Notwithstanding anything herein to the contrary, Employee's bonus for any fiscal year ending after a Change in Control shall not be less than 30% of his base salary then in effect.

                  (c) Other Benefits. Employee will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, group health insurance, disability, dental, retirement and any other fringe benefits now or hereafter provided by the Company to its employees, if and when Employee meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for employees of the same position and status as Employee will be provided to Employee on an equal basis and the aggregate of such benefits shall not be less than those currently in effect or otherwise be materially less favorable to the Employee.

                  (d) Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

                  (e) Vacation. Employee shall receive paid vacation annually in accordance with the Company's practices for employees of the Company of the same position and status as Employee.

                  (f) Car Allowance. Employee shall receive a car allowance of $800 per month during the term of this Agreement. Employee otherwise shall bear all expenses

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         and liabilities with respect to such car.

                  (g) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

6. Non-Disclosure and Use of Confidential Information. Employee recognizes and acknowledges that the trade secrets and confidential information of the Company (the "Proprietary Information"), as they may exist from time-to-time, are valuable, special and unique assets of the Business. Employee further acknowledges that access to such Proprietary Information relating to the Business of the Company is essential to the performance of Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that Employee will not, in whole or in part, disclose such Proprietary Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company). For purposes of this Agreement, the term "trade secrets" means the whole or any portion of any scientific or technical or non-technical information, design, process, procedure, formula, computer software product, documentation or improvement relating to the Business which: (1) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. The term "confidential information" means any and all other data and information relating to the Business which: (1) has value to the Company; (2) is not generally known by its competitors or the public; and (3) is treated as confidential by the Company. The provisions of this Section 6 will apply during Employee's employment by the Company and, with respect to trade secrets, at any and all times thereafter and, with respect to confidential information, for three years thereafter. These restrictions will not apply to any Proprietary Information which: (i) is in the public domain, provided that Employee was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Company's consent;
         (ii) becomes known to Employee, during the term of this Agreement, from a third party not known to Employee to be under a confidential relationship with the Company; or (iii) is required by law or governmental tribunal to be disclosed; provided, however, that if Employee is legally compelled to disclose any Proprietary Information, Employee will provide the Company with prompt written notice of such legal compulsion so that the Company may seek a protective order or other available remedy.

7.       (a)      Non-Competition Covenant. During the term of this Agreement and for a period of two years following termination of this Agreement for any reason, Employee

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                  will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company in the Business within the Geographical Area (as hereinafter defined); provided, however, that the noncompetition period imposed under this Section 7(a) shall not apply if the noncompetition period imposed under
                  Section 4(f) of this Agreement applies. The term "compete" means to engage, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of five percent of the outstanding stock of any class of any such corporation) in providing management, executive, marketing, or other services. For purposes of this Agreement, the term "Geographical Area" means those areas in the United States and in foreign countries in which Employee is or has engaged in providing or marketing Business products or services as of the date of this Agreement. The Geographical Area currently includes Alabama, Arkansas, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia. The Company may, from time to time and after giving Employee notice (but only while the Employee is employed by the Company), amend this Agreement to expand the Geographical Area to include additional areas in which the Company may conduct the Business after the date hereof.

         (b) Non-Interference. During the term of this Agreement and for a period of two years following termination of this Agreement for any reason (and during the Extended Period, if any), Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, interfere with, disrupt, or attempt to disrupt the past, present or prospective relationships, contractual or otherwise, between the Company and any supplier, consultant, or client of the Company with whom Employee had material business contact during the two-year period ending on the date of the termination of this Agreement. The term "prospective relationship" is defined as any relationship where the Company has actively sought an individual or entity as a prospective supplier, consultant, or client.

         (c) Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 7 or
                  Section 8 below will be empowered to sever any portion of the Geographical Area, Business or time period, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the

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                  remaining portion of the Geographical Area, Business or time period, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. In the event that any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.

8. Non-Solicitation of Employees Covenant. Employee further agrees and represents that during Employee's employment by the Company and for a period of two years following any termination of this Agreement for whatever reason (and during the Extended Period, if any), Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert or solicit, or attempt to divert or solicit, to or for any individual or entity which is engaged in providing Business services, any person employed by the Company (a) who was employed by the Company during the two-year period ending on the date of the termination of this Agreement and (b) with whom Employee was familiar, whether or not such employee is a full-time employee or temporary employee of the Company whether or not such employee is employed pursuant to a written agreement and whether or not such employee is employed for a determined period or at-will, except as agreed to by the Company.

9. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any individual or entity to keep in confidence confidential information or not to compete with any such individual or entity. Employee will not disclose to the Company or use on either of their behalf any confidential information of any other party required to be kept confidential by Employee.

10. Return of Confidential Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, client lists, client contracts, files or documents obtained as a result of Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

11. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9 and 10 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages including, without limitation, the right to terminate all payments under this Agreement. Sections 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15,
         16 and 17 of this Agreement, shall survive termination of the Employee's employment under this Agreement.

12. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

         If to the Company:                           If to the Employee:

         CompDent Corporation                         Bruce A. Mitchell
         100 Mansell Court East, Suite 400            77 East Andrews Drive NW
         Roswell, Georgia 30076                       Apartment 329
         Attention: David R. Klock                    Atlanta, Georgia 30305

13. Severability. Subject to the application of Section 7(c) to the interpretation of Sections 7 and 8, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained therein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

14. Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements, oral or written, regarding such subject matter. Except as otherwise provided in Section 7(a) of this Agreement, no amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

15. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns, as applicable.

16. Assignment. This Agreement is one for personal services and is not assignable by Employee. The Company may assign this Agreement to any of its affiliates; provided that the Company shall remain liable for the obligations of its affiliates under this Agreement.

17. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Delaware. The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the State of Delaware and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPDENT CORPORATION                        BRUCE A. MITCHELL

By: /s/ David Klock                         /s/ Bruce A. Mitchell
   -------------------------------          -------------------------------
Title: Chairman
     -----------------------------